Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IAC INC.

IAC Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation.

SECOND: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and by its stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Restated Certificate of Incorporation.

THIRD: ARTICLE IX of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the ARTICLE IX in its entirety and replacing that paragraph with the following text:

“ARTICLE IX

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of a director or officer for any transaction from which the director derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal. The liability of a director or officer of the Corporation shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.”

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its duly authorized officer this 12th day of June, 2024.

IAC INC.

By:	/s/ Kendall Handler
Name:	Kendall Handler
Title:	Executive Vice President, Chief Legal Officer and Secretary